EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-268708 and 333-269066 on Form F-3 of our report dated April 30, 2024, relating to the consolidated financial statements of Euroseas Ltd. appearing in the Annual Report on Form 20-F of Euroseas Ltd. for the year ended December 31, 2023.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

April 30, 2024